EXHIBIT 21

COURIER CORPORATION

SUBSIDIARIES OF REGISTRANT

Registrant has the following subsidiaries:

			% Owned
			By
		Jurisdiction of	Immediate
Name	Immediate Parent	Incorporation	Parent

Courier New Media, Inc.	National Publishing Company	Massachusetts	100%
Courier Companies, Inc.	National Publishing Company	Massachusetts	100%
Courier Kendallville, Inc.	National Publishing Company	Indiana	100%
Courier Properties, Inc.	National Publishing Company	Massachusetts	100%
Courier Publishing, Inc.	National Publishing Company	Massachusetts	100%
Dover Publications, Inc.	National Publishing Company	New York	100%
Research & Education Association, Inc.	National Publishing Company	Delaware	100%
Moore-Langen Printing Company, Inc.	National Publishing Company	Indiana	100%
Courier Brasil Holdings Ltda	National Publishing Company	Brazil	99%
Courier International Holdings, LLC	National Publishing Company	Delaware	100%
FastPencil, Inc.	Courier New Media, Inc.	Delaware	100%
National Publishing Company	Courier Corporation	Pennsylvania	100%